Filed Pursuant to Rule 433
Registration No. 333-216229
June 21, 2018

PRICING TERM SHEET
(To Preliminary Prospectus Supplement dated June 21, 2018)

Issuer:	Alabama Power Company
Security:	Series 2018A 4.300% Senior Notes due July 15, 2048
Expected Ratings:*	A1(Negative)/A-(Negative)/A+(Stable) (Moody’s/Standard & Poor’s/Fitch)
Principal Amount:	$500,000,000
Initial Public Offering Price:	99.247% of the principal amount
Maturity Date:	July 15, 2048
Benchmark Treasury:	3.00% due February 15, 2048
Benchmark Treasury Yield:	3.045%
Spread to Benchmark Treasury:	130 basis points
Re-Offer Yield:	4.345%
Optional Redemption:
Make-Whole Call:	Prior to January 15, 2048 at T+20 basis points
Par Call:	On or after January 15, 2048 at 100%
Coupon:	4.300%
Interest Payment Dates:	January 15 and July 15 of each year, beginning January 15, 2019
Format:	SEC Registered
Denominations:	$2,000 and integral multiples of $1,000 in excess thereof
CUSIP/ISIN:	010392 FS2/US010392FS24
Trade Date:	June 21, 2018
Expected Settlement Date:	June 28, 2018 (T+5)
Joint Book-Running Managers:	BNP Paribas Securities Corp. Morgan Stanley & Co. LLC SunTrust Robinson Humphrey, Inc. U.S. Bancorp Investments, Inc. Wells Fargo Securities, LLC
Co-Managers:
BB&T Capital Markets, a division of BB&T Securities, LLC
BBVA Securities Inc.
Regions Securities LLC
TD Securities (USA) LLC
CastleOak Securities, L.P.
FTN Financial Securities Corp.
Penserra Securities LLC
Siebert Cisneros Shank & Co., L.L.C.
Synovus Securities, Inc.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Alabama Power Company collect at 1-205-257-2714, BNP Paribas Securities Corp. toll free at 1-800-854-5674, Morgan Stanley & Co. LLC toll free at 1-866-718-1649, SunTrust Robinson Humphrey, Inc. toll free at 1-800-685-4786, U.S. Bancorp Investments, Inc. toll free at 1-877-558-2607 or Wells Fargo Securities, LLC toll-free at 1-800-645-3751.